Exhibit 23.1

Chang G. Park, CPA, Ph. D.

2667 CAMINO DEL RIO SOUTH PLAZA B  SAN DIEGO  CALIFORNIA 92108

 TELEPHONE (858)722-5953  FAX (858) 761-0341  FAX (858) 764-5480

 E-MAIL changgpark@gmail.com

February 18, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of January 9, 2010 on the audited financial statements of Selga Inc. as of December 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA